                                                                  EXHIBIT 99(b)



                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                               RUSSELL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           --------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

           --------------------------------------------------------------------
    (5) Total fee paid:

           --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

           --------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

           --------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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

[RUSSELL LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               RUSSELL CORPORATION

To the Shareholders of Russell Corporation:

         Notice is hereby given that the Annual Meeting of the Shareholders of Russell Corporation will be held on Wednesday, April 23, 2003, at 11:00 a.m., Central Daylight Time, at the general offices of the Company in Alexander City, Alabama, for the following purposes:

         (1) To elect two (2) directors to the Board of Directors for three-year terms ending in 2006; and

         (2) To transact such other business as may properly come before the meeting.

         Holders of the Common Stock of the Company at the close of business on March 5, 2003, are entitled to notice of and to vote upon all matters at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         FLOYD G. HOFFMAN
                                         Senior Vice President, Corporate
                                         Development,
                                         General Counsel and Secretary

Alexander City, Alabama
March 21, 2003

                               RUSSELL CORPORATION

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 23, 2003

         This Proxy Statement is furnished by, and the accompanying proxy is solicited on behalf of, the Board of Directors of Russell Corporation, an Alabama corporation (the "Company"), for use at its Annual Meeting of Shareholders to be held at the general offices of the Company at 755 Lee Street, Alexander City, Alabama 35011, on Wednesday, April 23, 2003, at 11:00 a.m., Central Daylight Time, and at any adjournment thereof (the "Annual Meeting"). The Proxy Statement and accompanying proxy will initially be mailed to shareholders on or about March 21, 2003.

         Shares represented by a properly executed proxy on the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. In the absence of contrary instructions, the proxies received by the Board of Directors will be voted FOR the election of all nominees for director of the Company listed below. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

                              ELECTION OF DIRECTORS

         Directors of the Company are divided into three classes, with approximately one-third of the directors being elected at each annual meeting for three-year terms. The terms of John F. Ward, Margaret M. Porter and Benjamin Russell will expire at the Annual Meeting, and Mr. Ward and Ms. Porter have been nominated for reelection at the Annual Meeting to serve until the Annual Meeting of Shareholders in 2006, and until their successors have been duly elected and qualified. Mr. Russell has chosen to retire as a director of the Company. The Board of Directors has determined to reduce the number of directors of the Company to nine and not to fill the position created by Mr. Russell's retirement.

         Proxies cannot be voted for more than two persons and, in the absence of contrary instructions, shares represented by the Board of Directors' proxies will be voted for the election of Mr. Ward and Ms. Porter. Should either nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for director as the Board of Directors then recommends. The Board of Directors has no reason to believe that either of the nominees will be unable to serve or will decline to serve if elected.

NOMINEES FOR TERMS EXPIRING IN 2006:


(John F. Ward Photo)       JOHN F. WARD               Director since 1998
                           Atlanta, Georgia           Age 59

                           Mr. Ward was elected President and Chief Executive Officer of the Company effective March 31, 1998, and Chairman of the Board effective April 22, 1998, and presently serves as Chairman of the Board and Chief Executive Officer. Prior to his elections to such positions, Mr. Ward was President of J. F. Ward Group, Inc., a consulting firm specializing in domestic and international apparel and textile industries, from 1996 to 1998. Prior to that time, Mr. Ward was Chief Executive Officer of the Hanes Group and Senior Vice President of Sara Lee Corporation. Mr. Ward is a director of Marmot Mountain Ltd., a high-end outdoor apparel and equipment company, and serves on the boards of the Metro Atlanta Chamber of Commerce and the State of Georgia Chamber of Commerce. He is a member of the advisory boards of the Robert C. Goizueta Business School at Emory University and the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

                           Mr. Ward is Chairman of the Executive Committee of the Board of Directors.

DIRECTORS WHOSE TERMS EXPIRE IN 2004:

(Margaret M. Porter Photo) MARGARET M. PORTER         Director since 1997
                           Birmingham, Alabama        Age 52

                           Ms. Porter currently serves as the Chair of the Board of Trustees of The Children's Hospital of Alabama. She serves on the boards of The National Association of Children's Hospitals and Related Institutions, The Community Foundation of Greater Birmingham, the Eyesight Foundation of Alabama, Inc., McWane Center and AmSouth Birmingham Bank. Ms. Porter formerly served as Mayor of Mountain Brook, Alabama, and from 1992 to 1997, as founding Chairman of McWane Center in Birmingham, Alabama. McWane Center is a non-profit organization which promotes public understanding of science, technology and the environment and serves as a statewide resource for Alabama schools.

                           Ms. Porter is Chairman of the Corporate
                           Responsibility Committee of the Board of Directors.

(Tim Lewis Photo)          TIM LEWIS                  Director since 1995
                           Birmingham, Alabama        Age 47

                           Mr. Lewis is President of T.A. Lewis & Associates, Inc., a telecommunications consulting firm, and has held this position for more than five years.

                           Mr. Lewis is a member of the Corporate Responsibility and Management Development and Compensation Committees of the Board of Directors.


(C.V. Nalley III Photo)    C.V. NALLEY, III           Director since 1989
                           Atlanta, Georgia           Age 60

                           Mr. Nalley is Chief Executive Officer, Nalley Automotive Group, which consists of automobile and truck sales and leasing companies, and has held this position for more than five years.

                           Mr. Nalley is a member of the Corporate Governance and Management Development and Compensation Committees of the Board of Directors.

(John R. Thomas Photo)     JOHN R. THOMAS             Director since 1966
                           Alexander City, Alabama    Age 66

                           Mr. Thomas is Chairman, President and Chief Executive Officer of Aliant Financial Corporation, a bank holding company, and has held these positions for more than five years. He is a director of Alfa Corporation, a financial services holding company.

                           Mr. Thomas is a member of the Audit and Finance Committees of the Board of Directors.

(John A. White Photo)      JOHN A. WHITE              Director since 1992
                           Fayetteville, Arkansas     Age 63

                           Dr. White has been Chancellor of the University of Arkansas since July 1997. He is a director of Motorola, Inc., an electronics and communications technology company; Logility, Inc., an internet business-to-business service provider; Eastman Chemical Company, a chemical and plastics manufacturing company; and J.B. Hunt Transport Services, Inc., a transportation and shipping company.

                           Dr. White is a member of the Audit Committee and Corporate Governance Committee of the Board of Directors.

DIRECTORS WHOSE TERMS EXPIRE IN 2005:

(Herschel M. Bloom Photo)  HERSCHEL M. BLOOM          Director since 1986
                           Atlanta, Georgia           Age 59

                           Mr. Bloom has been a partner in the law firm of King & Spalding for more than five years. He is a director of Post Properties, Inc., an upscale apartment developer.

                           Mr. Bloom is Chairperson of the Corporate Governance Committee, is a member of the Executive and Audit Committees of the Board of Directors, and serves as Lead Director.

(Ronald G. Bruno Photo)    RONALD G. BRUNO            Director since 1992
                           Birmingham, Alabama        Age 51

                           Mr. Bruno is President of Bruno Capital Management Corporation, an investment company, and has held this position for more than five years. He is a director of SouthTrust Bank and Books-a-Million, Inc., a retail book sales company.

                           Mr. Bruno is a member of the Management Development and Compensation Committees of the Board of Directors.

(Mary Jane
Robertson Photo)           MARY JANE ROBERTSON        Director since 2000
                           Atlanta, Georgia           Age 49

                           Ms. Robertson has been Senior Executive Vice
                           President and Chief Financial Officer for Crum & Forster, a property and casualty insurance group, since 1999. She was previously Senior Vice President and Chief Financial Officer of Capsure Holdings Corp., an insurance holding company. Ms. Robertson is a director of Crum & Forster Holdings, Inc.

                           Ms. Robertson is the Chairperson of the Audit Committee and a member of the Corporate Governance Committee of the Board of Directors.

As previously indicated, Benjamin Russell is retiring from our Board of Directors at this year's Annual Meeting after 40 years of dedicated service. Mr. Russell has been a source of great leadership to the Company and we are deeply grateful for the many contributions he has made to Russell's success. We extend our very best wishes to him and his family.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each director, the Company's five most highly compensated executive officers and the directors and executive officers of the Company as a group, all as of March 5, 2003:

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                             ------------------------------------------------------------------------------
                             SOLE VOTING           OPTIONS
                                 AND             EXERCISABLE             OTHER                     TOTAL             PERCENT
                              INVESTMENT           WITHIN              BENEFICIAL                BENEFICIAL             OF
 INDIVIDUAL OR GROUP            POWER              60 DAYS             OWNERSHIP                  OWNERSHIP          CLASS(5)
----------------------       -----------         -----------           ----------                ----------          -------
John F. Ward                    74,884            1,157,066              615,960(1)(2)            1,847,910           5.54%
Herschel M. Bloom                8,691               16,468                    0                     25,159              *
Ronald G. Bruno                 14,449               16,468                    0                     30,917              *
Tim Lewis                        1,084               16,468                    0                     17,552              *
C.V. Nalley III                 12,185               30,144                    0                     42,329              *
Margaret M. Porter               3,503               16,468                    0                     19,971              *
Mary Jane Robertson              2,000               35,866                    0                     37,866              *
Benjamin Russell                24,781               16,468            4,080,320(3)               4,121,569          12.80%
John R. Thomas                 109,657               16,468              490,121(4)                 616,246           1.91%
John A. White                    3,604               16,468                    0                     20,072              *
Jonathan R. Letzler             39,092              237,500                    0                    276,592              *
Robert D. Martin                 8,072               50,000              600,960(2)                 659,032           2.04%
JT Taunton, Jr.                 11,204               69,000                    0                     80,204              *
Floyd G. Hoffman                 3,199               95,000              600,960(2)                 699,159           2.17%
All Executive
Officers and
Directors as a
group (28 persons)             812,538            1,988,318            5,186,401                  7,987,257          23.37%

--------------------------
(*)      Represents less than one percent (1%).

(1)      Includes 15,000 shares owned by Mr. Ward's spouse.

(2) Includes 600,960 shares held by the Company's pension plan, of which Messrs. Ward, Martin and Hoffman are trustees and with respect to which they share voting rights. Messrs. Ward, Martin and Hoffman disclaim beneficial ownership with respect to such shares.

(3) Includes (i) 106,296 share held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mr. Russell is one of nine directors, (ii) 3,945,024 shares held by a trust created under the will of Benjamin C. Russell, of which Mr. Russell is one of four trustees, (iii) 25,000 shares held by the Adelia Russell Charitable Foundation, of which Mr. Russell is one of three trustees, and (iv) 4,000 shares held by a profit sharing plan of which Mr. Russell is one of two trustees.

(4) Includes (i) 32,372 shares held by a trust of which Mr. Thomas is one of three trustees, (ii) 454,249 shares owned indirectly by Mr. Thomas as general and limited partner in two limited partnerships, and (iii) 3,500 shares owned by Mr. Thomas' spouse.

(5) For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

PRINCIPAL SHAREHOLDERS

         The following table sets forth each person who, to the Company's knowledge, had sole or shared voting or investment power over more than five percent of the outstanding shares of Common Stock of the Company as of March 5, 2003:

           NAME AND ADDRESS                  AMOUNT AND NATURE OF         PERCENT
          OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP      OF CLASS (9)
  ---------------------------------         ---------------------      ------------
  Roberta A. Baumgardner
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272         4,792,392 shares (1)           13.0%

  Benjamin Russell
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272         4,121,569 shares (2)           12.8%

  Edith L. Russell
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272         4,063,320 shares (3)           12.6%

  Nancy R. Gwaltney
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272         4,052,642 shares (4)           12.6%

  FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109                1,990,785 shares (5)            6.2%

  Barclays Global Investors, N.A.
  45 Fremont Street
  San Francisco, California 94105            1,856,941 shares (6)            5.8%

  John F. Ward
  3330 Cumberland Blvd.
  Suite 800
  Atlanta, Georgia 30339                     1,847,910 shares (7)            5.5%

  Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401             1,628,400 shares (8)            5.1%

--------------
(1) Includes 741,072 shares as to which Mrs. Baumgardner has sole voting and investment power and 4,051,320 shares as to which she has shared voting and investment power, consisting of 106,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Baumgardner is one of nine directors, and 3,945,024 shares held by a trust created under the will of Benjamin C. Russell of which Mrs. Baumgardner is one of four trustees.

(2) Includes 24,781 shares as to which Mr. Russell has sole voting and investment power, presently exercisable options to acquire 16,468 shares and 4,080,320 shares as to which he has shared voting and investment power. See Note (3) on page 4.

(3) Includes 12,000 shares as to which Mrs. Russell has sole voting and investment power, and 4,051,320 shares as to which she has shared voting and investment power, consisting of 106,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Russell is one of nine directors, and 3,945,024 shares held by a trust created under the will of Benjamin C. Russell of which Mrs. Russell is one of four trustees.

(4) Includes 106,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Gwaltney is one of nine directors; 3,945,024 shares held by a trust created under the will of Benjamin C. Russell of which Mrs. Gwaltney is one of four trustees; and 1,322 shares as to which Mrs. Gwaltney has sole voting and investment power.

(5) From Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, which states that FMR Corp. and its affiliates have sole voting power with respect to 398,905 shares, sole dispositive power with respect to 1,990,785 shares, shared voting power with respect to no shares and shared dispositive power with respect to no shares. The names and addresses of FMR Corp.'s affiliates may be found in the Schedule 13G filed with the Securities and Exchange Commission.

(6) From Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003, which states that Barclays Global Investors, N.A. and two other affiliated companies have sole voting power with respect to 1,856,941 shares, sole dispositive power with respect to 1,856,941 shares and shared voting and dispositive power with respect to no shares.

(7) Includes 15,000 shares owned by Mr. Ward's spouse, options which are exercisable within 60 days to acquire 1,157,066 shares, and 600,960 shares held by the Company's pension plan, of which Mr. Ward is a trustee and with respect to which he shares voting rights. Mr. Ward disclaims beneficial ownership with respect to the shares held by the Company's pension plan. See Notes (1) and (2) on page 4.

(8) From Schedule 13G filed with the Securities and Exchange Commission on February 7, 2003, which states that Dimensional Fund Advisors Inc., in its capacity as investment advisor or manager, has sole voting and dispositive power with respect to 1,628,400 shares and shared voting and dispositive power with respect to no shares.

(9) For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

         The Board of Directors has standing executive, management development and compensation, audit, corporate governance, and corporate responsibility committees. The members of each committee are indicated on pages 1 through 3 of this Proxy Statement.

         The Executive Committee is authorized to act in place of the Board of Directors between meetings of the Board. The Executive Committee held eight meetings during 2002.

         The Management Development and Compensation Committee supervises the Company's general compensation strategies, including incentive compensation, stock options and benefit programs. The Management Development and Compensation Committee held four meetings during 2002.

         The Audit Committee recommends to the Board of Directors the appointment of the Company's independent accountants and reviews the audit plan, annual financial statements and audit results prior to press releases and the filing on Form 10-K. The Audit Committee also reviews the interim financial statements with management and independent auditors prior to filings on Form 10-Q and press releases. The Audit Committee discusses with the independent auditors their independence from management of the Company and the matters included in the written disclosures required by the Independence Standards Board. The Audit Committee also reviews and approves the provision of non-audit services by the Company's independent accountants. The Audit Committee is currently comprised of three directors who are not officers of the Company and are independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Company's Board of Directors. The Audit Committee held eight meetings during 2002.

         During 2002, the Company had a standing Finance Committee, which was comprised of Ms. Robertson and Messrs. Bruno and Thomas, that was responsible for reviewing the Company's financial structure and overall financial policies. The Finance Committee was dissolved by the Board of Directors in 2002 and its responsibilities have been assigned to the Audit Committee. The Finance Committee held four meetings during 2002.

         The Corporate Responsibility Committee provides oversight and guidance concerning the Company's obligations to its employees and the communities in which it operates. The Corporate Responsibility Committee held two meetings in 2002.

         The Board of Directors established the Corporate Governance Committee in 2002 for the purposes of: (i) evaluating the composition of the Board of Directors, assisting the Board of Directors in identifying qualified candidates for director and recommending candidates for election to the Company's Board of Directors; (ii) conducting an annual appraisal of the performance of the Board of Directors as a whole and the performance of individual members of the Board of Directors; (iii) recommending director nominees for each of the committees of the Board of Directors; and (iv) developing and implementing corporate governance guidelines for the Company in accordance with applicable law and regulations. In addition, the Board of Directors passed a resolution in 2002 providing that the Chair of the Corporate Governance Committee shall serve as Lead Director. The Corporate Governance Committee has replaced the Nominating Committee formerly maintained by the Board of Directors. The Corporate Governance Committee is currently comprised of four directors who are not officers of the Company and who meet the independence requirements of the New York Stock Exchange. The Corporate Governance Committee held two meetings during 2002. Candidates for the Board of Directors submitted by shareholders will be considered by the Corporate Governance Committee. The names of such candidates, along with biographical information, should be submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Blvd., Suite 800, Atlanta, Georgia 30339.

         During the year ended January 4, 2003, the Board of Directors held five regular and three special meetings. Each member of the Board attended at least 75% of the meetings of the Board and the committees of which he/she is a member.

AUDIT COMMITTEE REPORT

         In compliance with the requirements of the New York Stock Exchange, the Audit Committee of Russell Corporation adopted a formal written charter approved by the Board of Directors on June 7, 2000, a copy of which was attached to the Company's Proxy Statement dated March 23, 2001, which outlines the Audit Committee's responsibilities and how it carries out those responsibilities. In connection with the performance of its responsibilities under its charter, the Audit Committee has:

         - Reviewed and discussed the audited financial statements of the Company with management;

         - Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

         - Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence; and

         - Recommended, based upon the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 4, 2003, for filing with the Securities and Exchange Commission.

                                             AUDIT COMMITTEE

                                             MARY JANE ROBERTSON, CHAIRPERSON
                                             HERSCHEL M. BLOOM
                                             JOHN A. WHITE

COMPENSATION OF DIRECTORS

         Under the Russell Corporation 2000 Non-Employee Directors' Compensation Plan, as amended (the "2000 Directors' Plan"), each non-employee director receives a quarterly retainer of $8,750 and, with respect to service for years ending with the 2003 Annual Meeting, an annual option to purchase shares of Common Stock with a value equivalent to $25,000, exercisable for ten years at a price equal to the market value of the Common Stock on the date of the annual meeting. Effective January 1, 2003, a stock retainer deferral account (a "deferral account") will be established for each non-employee director in lieu of stock options. Immediately following each annual meeting, each non-employee director's deferral account will be credited with shares of Common Stock having a market value of $25,000. In addition, on each dividend payment date with respect to the Common Stock, each deferral account will be credited with additional shares of Common Stock equal to the number of shares of Common Stock which could be acquired with the dividends paid on the shares of Common Stock in the deferral account based on the market value of such shares on such date. The shares in a deferral account will be paid to a non-employee director on the earlier of the first anniversary of the date such director ceases to be a director of the Company or the day after such director ceases to be a director following such director reaching age 70. Effective January 1, 2003, those non-employee directors serving in the following capacities receive the following additional annual cash retainers: Chairperson of the Audit Committee -- $10,000; members of the Audit Committee -- $5,000; and Lead Director -- $5,000. The 2000 Directors' Plan allows a non-employee director to elect to receive the cash retainer fees payable to such director in (i) shares of Common Stock; (ii) options to purchase shares of Common Stock; or (iii) shares of Common Stock deposited to a deferral account. 300,000 shares of Common Stock are presently authorized to be issued under the 2000 Directors' Plan, plus those shares of Common Stock remaining under the Russell Corporation 1997 Non-Employee Directors' Stock Grant, Stock Option and Deferred Compensation Plan, for a total of 323,194 shares available for future grants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon review of Forms 3, 4 and 5 and amendments thereto related to the Company's most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that all Forms 3, 4 and 5 were timely filed during fiscal year 2002.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         The Company entered into a fuel supply contract with Russell Lands, Incorporated ("Lands") on May 21, 1975, under which Lands provides sawdust, bark, shavings, chips, and other wood materials for use in the Company's wood chip boilers. The initial term of the contract was four years, and may be renewed by agreement of the parties from year-to-year thereafter. In addition, the contract may be cancelled by either party during any renewal period upon 30 days notice following the occurrence of certain specified conditions. Benjamin Russell is Chairman, Chief Executive Officer and a director of Lands, and owns beneficially approximately 70% of the equity interest in such company. Management believes this contract is in the best interests of the Company's shareholders. During the fiscal year ended January 4, 2003, the Company paid Lands approximately $954,000 for wood materials to operate these boilers.

         The Company purchased miscellaneous building materials and supplies from Russell Do-It Center, a building supply retailer. Russell Do-It Center is a division of Lands. Management believes these purchases to be in the best interests of the Company's shareholders. During the fiscal year ended January 4, 2003, the Company paid Russell Do-It Center approximately $47,500 for the purchases described above.

         The Company engaged Eddy Hill Consulting to provide various consulting services relating to enhancements to its minority vendor programs. Prior to July 1, 2002, Tim Lewis owned 100% of the equity interest in Eddy Hill Consulting but, effective on that date, Mr. Lewis divested such equity interests. Management believes the engagement of Eddy Hill Consulting is in the best interest of the Company's shareholders. During the fiscal year ended January 4, 2003, the Company paid Eddy Hill Consulting approximately $7,500 for consulting services.

         Herschel Bloom is a partner in the law firm of King & Spalding, which performed legal services for the Company during the fiscal year ended January 4, 2003.

                MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

THE COMMITTEE

         The Management Development and Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the compensation policy and administering the compensation programs for the Company's executive officers and other key employees. The Committee is comprised solely of directors who are not current or former employees of the Company.

COMPENSATION PHILOSOPHY

         The compensation program for executive officers is designed to attract, motivate and retain talented executives who will strive to attain the Company's strategic and financial objectives and thereby increase shareholder value. The main elements of the program are:

         -        annual compensation (base salary and annual bonus) and

         - long-term incentives (stock options and other stock based incentives).

         The Company's philosophy is to provide total compensation at a level that is consistent with its size and performance relative to other leading branded consumer apparel companies. These companies include many of those in the Value Line Apparel Index used in the performance graph on page 12. The Committee periodically reviews the reasonableness of total compensation levels using public information from comparable company proxy statements and annual reports as well as survey information from third-party industry surveys.

         In carrying out its duties, the Committee intends to make all reasonable efforts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code by establishing "performance-based" compensation programs or by otherwise structuring compensation programs to avoid exceeding the $1 million limit. However, the Committee has reserved the right to grant compensation which is not exempt and not deductible under Section 162(m) of the Internal Revenue Code to the extent it determines providing such compensation is in the best interests of the Company and its shareholders.

ANNUAL COMPENSATION

         Base Salary. The Committee annually reviews and approves base salaries for the Company's executive officers, considering the responsibilities of their positions, their individual performance and their competitive position relative to comparable companies and industry surveys. Salary ranges are targeted at the median of the competitive market place. Salary increases, including increases due to promotions, for the most recent fiscal year are based upon these criteria.

         Annual Incentive Bonus. Executive officers are eligible to receive annual cash incentive awards under provisions of the Executive Incentive Plan. Under this Plan, the Committee established Earnings Per Share Growth and Return on Equity goals for the Company and each operating unit. The maximum incentive opportunity is established and communicated to each participant, along with the performance scale under which incentive awards are earned. Threshold performance levels are also established for each goal, below which no incentive award is paid. Individual standards of performance that are agreed upon at the beginning of each year provide each participant the opportunity to earn incentive awards based upon the accomplishment of strategic and tactical objectives. Award opportunities for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are tied solely to the accomplishment of financial goals approved in advance by the Committee.

LONG-TERM COMPENSATION

         The Committee believes that stock options and other stock based incentives are among the most effective ways of linking executives with the interests of the shareholders.

         Stock option grant guidelines have been established to meet the median competitive practice of the marketplace. The Company typically grants stock options annually during the first quarter, although special grants may be made throughout the year in unique circumstances such as recruiting situations. Options are granted with an exercise price equal to the market value on the date of grant. Options granted become exercisable pro-rata on the first four anniversaries of the grant to reinforce retention and further align executives' compensation with shareholder returns. Options expire ten years from the date of grant.

         The Committee approved a front-loaded stock option grant to all salaried employees in January 2000. This grant was intended to replace annual grants that would normally have been made in 2001 and 2002.

         The Committee in February 2003 approved the grant of long-term incentive awards in the form of performance shares to certain officers, executives and key managers. The purpose of the grant is to further align the interests of these employees with those of our shareholders by basing the number of performance shares earned by these employees on the extent to which the Company's cumulative earnings per share (as adjusted by the Committee to take into account such circumstances as it deems appropriate) over the performance period exceeds preset earnings per share goals. Thus, each of these employees will earn a specified number of shares as a result of the Company's achieving the earnings per share goals and the value of the shares earned will be based on the share price at the time the shares are earned.

STOCK OWNERSHIP GUIDELINES

         The Committee believes that stock ownership by the management team is essential to a strong linkage between management and the shareholders. Thus, the Committee has approved Stock Ownership Guidelines that outline the minimum stock ownership expectations for the officer group. Each officer is expected to be in compliance with the guidelines within five years of becoming covered by the guideline.

CHIEF EXECUTIVE OFFICER

         As it does each year, the Committee reviewed the compensation of John
F. Ward, Chairman and Chief Executive Officer. His compensation principally consists of base salary, annual bonus and stock based incentive awards. The Committee made the following decisions regarding Mr. Ward's compensation:

ANNUAL COMPENSATION

         - Base Salary. Effective March 1, 2002, the Committee increased Mr. Ward's annual salary for 2002 by $25,000 to $775,000 or 3.3% based on an assessment of competitive practices, the Company's financial performance in 2001 and the assessment by the Committee of Mr. Ward's individual performance.

         - Annual Incentive. The Committee awarded Mr. Ward an annual incentive payment for 2002 equal to $809,375 or 105% of salary earned in 2002. This incentive award was directly related to the Company's performance relative to the goals for EPS Growth (weighted 70%) and Return on Equity (weighted 30%), as adjusted for certain specified extraordinary items, that the Committee approved at the beginning of 2002. The Company exceeded the EPS and ROE targets that were established by the Committee.

LONG-TERM COMPENSATION

         - Stock Options. No stock options were granted to Mr. Ward during 2002

OTHER BENEFITS

         - In addition to participating in the same benefit programs as all other executives of the Company, Mr. Ward participates in a supplemental executive retirement plan ("SERP") that the Committee approved during 2000 for senior executives of the Company. Under the SERP, Mr. Ward would be eligible for a retirement benefit equal to 4% of the 3-year final average pay per year of service up to a maximum of 25 years, less any benefits under the Company's Qualified Defined Benefit and Excess Plans. In December 2000, the Committee renewed Mr. Ward's employment agreement effective April 1, 2001. Some of the benefits and payments provided by the employment agreement are described in the Summary Compensation Table and the notes thereto beginning on page 13. Additional provisions of Mr. Ward's agreements are described on page 16.

CONCLUSION

The Committee believes that the executive compensation programs directly link the pay opportunities of the Company's executives to the financial and shareholder returns of the Company. These programs reinforce the linkage between pay and performance, and between executive compensation and shareholder return, and allow the Company to attract and retain the caliber of executives required in the highly competitive global environment in which executives of the Company must perform.

                           MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

                           RONALD G. BRUNO, CHAIRPERSON
                           TIM LEWIS
                           C.V. NALLEY III

                                    [GRAPH]

              VALUE OF $100 INVESTED ON 1/3/98 AT FISCAL YEAR-END:

                                              1/3/98    1998     1999     2000      2001     2002
                                              -------  -------  -------  -------   -------  -------
                Russell Corporation           $100.00  $ 78.12  $ 66.40  $ 63.38   $ 63.25  $ 71.22
                S&P 500                        100.00   128.40   154.44   138.78    120.68    92.48
                Value Line Apparel Index       100.00   123.72   134.39   167.80    202.44   193.38

--------------
(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on the last trading day preceding the first day of the fifth preceding fiscal year and that all dividends were reinvested.

(2) The Value Line Apparel Index presently includes: Columbia Sportswear Company; Guess, Inc.; Jones Apparel Group; Kellwood Company; Liz Claiborne, Inc.; Nautica Enterprises, Inc.; Oshkosh B'Gosh, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen, Inc.; Polo-Ralph Lauren; Tommy Hilfiger Corp.; VF Corporation; and the Company.

(3) The Value Line Apparel Index has undergone several changes since 1995, with only eight of the original twelve companies remaining on the list. The original Index also included Farah, Incorporated, Fruit of the Loom, Inc., and Garan, Incorporated. Garan, Incorporated, was deleted from the Index in 1996, Farah, Incorporated, was deleted in 1998, and Fruit of the Loom, Inc., which filed for bankruptcy, was deleted in 2000. Value Line added Jones Apparel Group, Nautica Enterprises, Inc., St. Johns Knits, Inc., Tommy Hilfiger Corp. and Warnaco Group, Inc. in 1997, added Polo-Ralph Lauren and Quicksilver, Inc. in 1998 and added Columbia Sportswear Company and Guess, Inc. in 2000. Quicksilver, Inc. was deleted from the Index in 1999 after only one year, and St. Johns Knits, Inc. was deleted after only two years. Warnaco Group, Inc., which filed for bankruptcy, was deleted in 2001. Hartmarx Corporation was deleted from the Index in 2002.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following information is furnished for the fiscal years ended January 4, 2003, December 29, 2001 and December 30, 2000, with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 2002 whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                 LONG TERM COMPENSATION
                                                                          -------------------------------------
                                          ANNUAL COMPENSATION                       AWARDS              PAYOUTS
                                 ------------------------------------     --------------------------    -------
                                                                                          SECURITIES
       NAME AND                                             OTHER         RESTRICTED      UNDERLYING                   ALL
       PRINCIPAL        FISCAL                              ANNUAL          STOCK          OPTIONS/      LTIP         OTHER
       POSITION          YEAR     SALARY     BONUS(1)    COMPENSATION       AWARDS           SARS       PAYOUTS    COMPENSATION
---------------------   ------   --------   ---------    ------------     ----------      ----------    -------    -------------
John F. Ward             2002    $770,833   $809,375      $119,542(2)           --               --        --            --
 Chairman                2001     741,666          0        70,676(2)           --               --        --            --
 and C.E.O.              2000     695,833    519,579        49,637(2)           --          500,000        --            --

Jonathan R. Letzler      2002     383,333    316,250         6,216(2)           --               --        --            --
 President and           2001     345,416      8,891         6,849(3)           --               --        --            --
 C.O.O.                  2000     302,500    208,485         4,566(3)           --          100,000        --            --

Robert D. Martin         2002     291,667    218,750        29,995(2)           --               --        --            --
 Sr. V.P. and C.F.O.     2001     283,333    141,666        64,544(3)           --               --        --            --
                         2000     104,359     80,000        35,769(4)      $86,250(5)            --        --            --

JT Taunton, Jr.          2002     300,000    173,610            --              --               --        --            --
 Sr. V.P., President     2001     300,000     15,000            --              --               --        --            --
 and C.E.O., Fabrics     2000     312,000    198,340         5,151(3)           --           32,000        --            --
 and Services

Floyd G. Hoffman         2002     258,333    193,750         7,573(2)           --               --        --            --
 Sr. V.P.,               2001     250,000          0         3,420(2)           --               --        --            --
 Corporate               2000     240,000    113,606            --              --               --        --            --
 Development, General
  Counsel and
  Secretary

--------------
(1) Bonus payments are reported for the year in which related services were performed. See also Employment Agreements on pages 16 through 18.

(2) Pursuant to Mr. Ward's employment agreement, includes personal use of Company aircraft, Company provided automobile, insurance policy premium payments, club dues and tax consulting payments. For Mr. Letzler, includes tax consulting payments and personal use of Company aircraft. For Mr. Martin, includes tax consulting payments, dividends on restricted stock, personal use of Company aircraft and club dues. For Mr. Hoffman, includes tax consulting payments and club dues.

(3) For Mr. Letzler, includes personal use of company aircraft. For Mr. Martin, includes tax consulting payments, personal use of company aircraft and moving expenses. For Mr. Taunton, includes tax consulting payments.

(4)      For Mr. Martin, includes moving expenses

(5) Pursuant to Mr. Martin's employment agreement, one-fourth of this amount vested on August 16, 2001, with the remainder vesting ratably over the next three succeeding years. As of January 4, 2003, Mr. Martin's restricted shares consisted of 2,500 shares, or one-half of the original grant of 5,000 shares, with a value of $42,675.

OPTION/SAR GRANTS IN FISCAL 2002

         No grants of stock options or SARs were made to the Named Executive Officers for the year ended January 4, 2003.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002 AND YEAR-END VALUE TABLE

         The following table sets forth information concerning the exercise of stock options for the Named Executive Officers for the fiscal year ended January 4, 2003 and the value of options held by such persons at January 4, 2003:

                                                             NUMBER OF                  VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                         SHARES                          AT JANUARY 4, 2003             AT JANUARY 4, 2003(2)
                        ACQUIRED      VALUE AT     ----------------------------     -----------     -------------
       NAME            ON EXERCISE   REALIZED(1)   EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------    -----------   -----------   -----------    -------------     -----------     -------------
John F. Ward               --          $ --         1,157,066             --         $ 972,500           $ --
Jonathan R. Letzler        --            --           237,500         62,500           145,875             --
Robert D. Martin           --            --            50,000         50,000                 0             --
JT Taunton, Jr.            --            --            69.000          8,000            46,680             --
Floyd G. Hoffman           --            --            95,000         15,000            87,525             --

--------------
(1) This amount represents the aggregate of the market value of the Company's Common Stock at the time each option was exercised, less the exercise price for such option.

(2) This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Company's Common Stock on the last trading day prior to January 4, 2003, and the exercise price for such option.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2002

         The Company's Executive Incentive Plan provides for the award of long-term incentives to officers of the Company. The Company has not granted long-term incentive awards subsequent to January 28, 1998.

PENSION PLAN

         The officers of the Company participate in the Russell Corporation Revised Pension Plan (the "Pension Plan"), a defined benefit plan covering all employees of the Company. The amount of contributions made by the Company to the Pension Plan is not reflected in the cash compensation table above, because the amount of the contribution with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Pension Plan.

         Benefits under the Pension Plan are based upon years of credited service at retirement and upon "Final Average Earnings," which is the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. This compensation consists only of salary and excludes any bonus and any form of contribution to other benefit plans or any other form of compensation. Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continue for the life of the employee (and spouse, if any) or in accordance with other elections permitted by the Pension Plan.

         On January 26, 1994, the Board of Directors adopted a supplemental retirement plan covering any participant's compensation in excess of the limitation amount specified in Section 401, et seq., of the Internal Revenue Code. This plan is a non-qualified plan, thereby rendering any benefits subject to claims of general creditors and not deductible until paid.

         On December 5, 2000, the Board of Directors adopted the Russell Corporation Supplemental Executive Retirement Plan (the "SERP"), an additional defined benefit plan covering key employees of the Company. Benefits under the SERP are based upon years of credited service at retirement and upon "Final Average Pay," which is the average compensation for the highest 36 consecutive months out of the final 120 months of employment and, unlike the Pension Plan, includes amounts received as bonuses during that period.

         The following table presents estimated annual benefits payable from the Pension Plan, the SERP and the supplemental retirement plan mentioned above upon normal or delayed retirement to participants in specified remuneration and years-of-credited service classifications. The amounts shown assume the current maximum social security benefit and that the participant has elected for benefits to be payable for a single life only.


                               PENSION PLAN TABLE

                                         YEARS OF CREDITED SERVICE
   AVERAGE         ------------------------------------------------------------------------
REMUNERATION           5              10              15              20            OVER 20
------------       --------        --------        --------        --------        --------
 $  350,000        $ 35,000        $ 70,000        $105,000        $140,000        $175,000
    400,000          40,000          80,000         120,000         160,000         200,000
    450,000          45,000          90,000         135,000         180,000         225,000
    500,000          50,000         100,000         150,000         200,000         250,000
    600,000          60,000         120,000         180,000         240,000         300,000
    700,000          70,000         140,000         210,000         280,000         350,000
    800,000          80,000         160,000         240,000         320,000         400,000
    900,000          90,000         180,000         270,000         360,000         450,000
  1,000,000         100,000         200,000         300,000         400,000         500,000
  1,100,000         110,000         220,000         330,000         440,000         550,000
  1,200,000         120,000         240,000         360,000         480,000         600,000
  1,300,000         130,000         260,000         390,000         520,000         650,000

         Years of service at January 4, 2003 credited under the Pension Plan for individuals shown in the Summary Compensation Table on page 13 are as follows:
Mr. Ward, 4 years; Mr. Taunton, 27 years; Mr. Letzler, 4 years; Mr. Martin, 2 years; and Mr. Hoffman, 3 years. Years of service at January 4, 2003 credited under the S E W for individuals shown in the Summary Compensation Table on page 13 are as follows: Mr. Ward, 10 years (see Employment Agreements on page 16); Mr. Letzler, 4 years; Mr. Martin, 2 years; Mr. Taunton, 5 years; and Mr. Hoffman, 4 years.

STOCK OPTION PLANS

         The Company has adopted the Executive Incentive Plan. The Management Development and Compensation Committee of the Board of Directors (the "Committee") presently administers the plan and has broad discretion to develop the terms and, subject to limitations specified in the plan, the size of awards in order to provide appropriate incentives. Awards may be issued in a variety of forms, including: (a) restricted, deferred and bonus shares; (b) incentive, non-qualified and accelerated stock ownership options (all such options are referred to collectively as "options"); (c) freestanding and tandem stock appreciation rights; and (d) performance shares, performance units and cash-based awards. In addition to conditions and restrictions required under the plan, the Committee may impose additional conditions and restrictions with respect to the exercise or receipt of benefits under any award. The aggregate number of shares of Common Stock authorized for issuance under the Executive Incentive Plan is 5,500,000. Any shares of Common Stock (whether subject to or received pursuant to an award under any Company plan) withheld or applied to pay the exercise price or related required tax withholding reduce the number of shares treated as issued under the Executive Incentive Plan and thereby increase the aggregate number of shares available for issuance.

         The Company has also adopted the Russell Corporation 2000 Stock Option Plan (the "2000 Option Plan"). The 2000 Option Plan is an incentive compensation plan that gives the Committee broad discretion to grant awards, and develop the terms of such awards, to any employee or consultant of the Company. The 2000 Option Plan permits the issuance of awards in a variety of forms, including: (a) incentive stock options; (b) non-qualified stock options; (c) reload stock options; (d) restricted shares; (e) bonus shares; (f) deferred shares; (g) freestanding stock appreciation rights; (h) tandem stock appreciation rights;
(i) performance units; and (i) performance shares. The aggregate number of shares of Common Stock authorized for issuance under the 2000 Option Plan is 1,500,000, subject to appropriate adjustment upon the occurrence of dividends, distributions, recapitalizations, stock splits or other similar events.

EMPLOYMENT AGREEMENTS

         The Company entered into an amended employment agreement with Mr. Ward, effective April 1, 2001. The agreement, as amended, provides for his continued employment until March 3 1, 2006. Effective March 1, 200 1, Mr. Ward's annual base salary shall be a minimum of $750,000. The annual base salary is subject to increase(s) in the discretion of the Board of Directors. Mr. Ward is entitled to receive a potential annual bonus of at least 140% of base salary, upon the achievement of certain goals established by the Board of Directors. The employment agreement provides that the Company will offer health care and certain other supplemental benefits to Mr. Ward. The amended agreement also provides that any termination of employment of Mr. Ward after April 1, 2001, shall be treated as retirement for purposes of the Company's various plans and benefits. Each year of Mr. Ward's employment, commencing on January 1, 1998, shall be treated as two (2) years of employment for purposes of determining Mr. Ward's participation in the SERP, subject to the provisions of the SERP. Options granted to Mr. Ward pursuant to the prior agreement became fully vested on March 31, 2001, pursuant to the terms of the amended employment agreement. The amended agreement provides for additional annual option awards of at least 100,000 shares per year in each of 2003, 2004, 2005, and 2006, which options shall vest over a four year period beginning on the date of the grant.

         In connection with his employment by the Company in 1998, to compensate Mr. Ward for the forfeiture of certain benefits from his former employer, under Mr. Ward's 1998 employment agreement the Company agreed, among other things, to put into a trust for his benefit approximately $2,467,000. After April 1, 2001, the amounts placed in the trust were to be paid to Mr. Ward in a lump sum upon the termination of his employment with the Company. The Company amended this deferred compensation agreement with Mr. Ward effective April 1, 2001. Under the terms of the amended agreement, the amounts placed in trust will continue to be deferred, and will be paid to Mr. Ward after March 31, 2006, unless his employment is terminated by the Company for cause or is terminated by Mr. Ward for any reason other than death, total disability or certain other reasons set forth in the agreements. In the event of such termination prior to March 31, 2006, Mr. Ward will be entitled to receive the entire amount remaining in the Trust. Mr. Ward, at his option, may receive the trust amount as a single lump sum payment, or may request payment over a deferred or extended period of time.

         Effective December 7, 1998, Jonathan R. Letzler was employed as the President and Chief Executive Officer of the Company's JERZEES Division pursuant to an agreement providing for his employment in such position until December 7, 2002, at an annual base salary of $265,000 (subject to annual increases in the discretion of the Chief Executive Officer of the Company and with the concurrence of the Board of Directors). Mr. Letzler received a signing bonus of $65,000 and was entitled to receive annual bonuses with a bonus potential of at least 100% of his base salary, upon the achievement of certain goals established by the Board of Directors, provided, that his bonuses for each of the 1998 and 1999 calendar years were to be at least 50% of his base salary. Under the agreement, Mr. Letzler participated in any benefit plan offered by the Company to its executives generally. The agreement provided that in the event of any termination of employment of Mr. Letzler, all vesting periods under the Company's benefit plans would be waived and Mr. Letzler would be deemed to have reached the minimum age for retirement under all such plans. Pursuant to the agreement, Mr. Letzler was granted an option on December 7, 1998, to purchase 125,000 shares of Common Stock at the market price of $21.5938 per share and an option on February 24, 1999 to purchase 25,000 shares of Common Stock at the market price of $19.3438 per share. Each option vests in equal annual installments over a four-year period from the date of grant. Mr. Letzler was also granted 50,000 restricted shares of Common Stock on December 7, 1998, with the restrictions lapsing as to one-third of such shares at the end of each year of his employment with the Company. Effective August 1, 2001, Mr. Letzler was named President and Chief Operating Officer of the Company.

         Effective December 19, 2001, the Company entered into an agreement with Mr. Letzler providing for certain benefits to be paid to Mr. Letzler in the event of a change of control of the Company. The agreement's initial term was for three years and was automatically extended after the first year to continually provide for a two year term until two years after notice of termination of the agreement. Under the terms of the agreement, in the event of a change of control, Mr. Letzler's position and duties were to be commensurate with those held during the preceding twelve months. In addition, Mr. Letzler's base salary was to be at least equal to the highest base salary paid during the preceding twelve months and actual bonus was to be not less than the target annual bonus that Mr. Letzler would have been entitled to receive during the preceding twelve months. In the event of a change of control, Mr. Letzler's qualification for benefit plans was to remain unchanged, any restricted stock or stock options would immediately vest, and amounts accrued under the SERF' and any other non-qualified deferred compensation plans would immediately vest and be paid to Mr. Letzler within thirty days of the change of control. If the Company terminated the employment of Mr. Letzler without cause or Mr. Letzler terminated his employment for good reason (as defined in the agreement), Mr. Letzler would be entitled to receive certain benefits, including, but not limited to, a lump sum cash payment equal to three years of salary, target bonus and benefits, and if applicable, full reimbursement of any excise tax with respect to payments under the agreement or any other payments by the Company which become subject to the excise tax on certain change of control payments.

         Effective as of November 20, 2002, the Company and Mr. Letzler executed an amended employment agreement, reflecting Mr. Letzler's position as President and Chief Operating Officer of the Company and incorporating (and thereby superseding) the provisions of the separate change of control agreement with Mr. Letzler. The amended agreement's initial term is for three years and is automatically extended after the first year to continually provide for a two year term until two years after notice of termination of the agreement. Mr. Letzler's initial annual base salary under the amended agreement is $385,000 and his annual bonus potential is 100% of his base salary with a midpoint/target bonus of 50% of his base salary. With respect to stock options, restricted stock or performance shares granted during the term of the amended agreement, in the event Mr. Letzler's employment is terminated by reason of his death or total disability (as defined in the agreement) or by the Company for other than cause (as defined in the agreement) or by Mr. Letzler for good reason (as defined in the agreement), all such options shall vest and become immediately exercisable and shall be exercisable for three years from the termination of employment (but not beyond the normal expiration date of such options), all remaining restrictions on such restricted shares shall lapse and all such outstanding performance shares shall be deemed fully earned.

         Effective August 16, 2000, the Company employed Robert D. Martin as Senior Vice President and Chief Financial Officer pursuant to an agreement providing for an annual salary of $275,000 (subject to annual increases in the discretion of the Chief Executive Officer and with the concurrence of the Board of Directors). Mr. Martin received a signing bonus of $25,000 and is entitled to receive annual bonuses with bonus potential of at least 100% of his base salary, provided that his bonuses for each of the 2000 and 2001 calendar years would be at least 50% of his base salary earned. Under the agreement, Mr. Martin may participate in any benefit plan offered by the Company to its executives generally. Mr. Martin was entitled to receive certain payments for reimbursement of expenses in connection with his relocation and employment with the Company. Pursuant to the agreement, Mr. Martin was granted an option on December 1, 2000, to purchase 100,000 shares of Common Stock at the market price of $19.0625 per share with a four year pro rata vesting period. Mr. Martin was also granted 5,000 restricted shares of Common Stock on August 16, 2000, with restrictions lapsing for one fourth of such shares in each of the four succeeding years beginning August 16, 2001.

         Effective January 17, 1999, the Company employed Floyd G. Hoffman as Senior Vice President, General Counsel and Secretary pursuant to an agreement providing for an annual salary of $230,000 (subject to annual increases in the discretion of the Chief Executive Officer and with the concurrence of the Board of Directors). The agreement also provided that Mr. Hoffman is entitled to receive annual bonuses with bonus potential of 100% of his base salary, provided that his bonus for the 1999 calendar year would be at least 50% of his base salary earned. Under the agreement, Mr. Hoffman was also entitled to receive certain payments for reimbursement of expenses in connection with his relocation and employment with the Company and he was granted an option on April 1, 1999 to purchase 50,000 shares of Common Stock at the market price of $20.0938 per share with a 4 year pro rata vesting period.

         The Company has entered into agreements with Mr. Martin (effective May 6, 2002), Mr. Hoffman (effective May 2, 2002) and JT Taunton, Jr. (effective May 30, 2002) providing for certain benefits for Messrs. Martin, Hoffman and Taunton in the event of a change of control of the Company. The agreements have an initial term of three years that is automatically extended after the first year to continually provide for a two year term until two years after notice of termination of the agreement. Under the terms of the agreements, in the event of a change of control, Messrs. Martin, Hoffman and Taunton will have positions and duties commensurate with the most significant of those held during the preceding ninety days. In addition, their base salaries shall be at least equal to the highest base salary paid during the preceding twelve months and actual bonuses must not be less than the target annual bonus that each of them would have been entitled to receive during the preceding twelve months. In the event of a change of control, their qualifications for benefit plans will remain unchanged, any restricted stock or stock options will immediately vest, and amounts accrued under the SERP and any other non-qualified deferred compensation plans will immediately vest and be paid to each of them within thirty days of the change of control. If, following a change of control, the Company terminates any of their employment without cause or if any of them terminate his employment for good reason (as defined in the agreement), then Messrs. Martin, Hoffman and/or Taunton would be entitled to receive certain benefits, including, but not limited to, a lump sum cash payment equal to three years (two years with respect to Mr. Taunton) of salary, target bonus and benefits and, if applicable, full reimbursement of any excise tax with respect to payments under the agreement or any other payments by the Company which become subject to the excise tax on certain change of control payments.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present. any matter for action at the Annual Meeting other than those matters stated in the Notice of the Annual Meeting. Accordingly, if other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

                                    AUDITORS

         Ernst & Young LLP, independent accountants, served as the Company's auditors for 2002 after having previously served in the same capacity since 1930. Representatives of Ernst & Young LLP will be in attendance at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

AUDIT FEES

         Ernst & Young LLP billed the Company an aggregate amount of $1,091,016 and $618,928 in 2002 and 2001, respectively, for professional services rendered for the audit of the Company's annual financial statements, the reviews of the financial statements included in the Company's Forms 10-Q, performance of statutory audits, and consents, assistance with, and review of documents filed with the Securities and Exchange Commission.

AUDIT-RELATED FEES

         Ernst & Young LLP billed the Company an aggregate amount of $114,800 and $202,393 in 2002 and 2001, respectively, for professional services rendered for the audit of the Company's benefit plans and accounting consultations. In addition, Ernst & Young LLP provided internal audit services to the Company through June 2001.

TAX FEES

         Ernst & Young LLP billed the Company an aggregate amount of $1,087,700 and $1,982,913 in 2002 and 2001, respectively for tax services including tax compliance, tax research and other consultations on tax matters.

ALL OTHER FEES

         During 2002 and 2001, Ernst & Young LLP neither rendered to, nor billed the Company for, professional services other than for audit, audit-related or tax services. The Audit Committee, in conducting its review of auditor independence, considered whether the performance of services by the independent accountants, in addition to their audit services, was compatible with maintaining the independence of Ernst & Young LLP as auditors.

                              SHAREHOLDER PROPOSALS

         The next annual meeting of shareholders is scheduled to be held on April 21, 2004, and shareholders of the Company may submit proposals for consideration for inclusion in the Proxy Statement of the Company relating to such annual meeting of shareholders. However, in order for such proposals to be considered for inclusion in the Proxy Statement of the Company relating to such annual meeting, such proposals must be received by the Company not later than November 22, 2003.

         If a shareholder fails to notify the Company on or before February 5, 2004 of a proposal which such shareholder intends to present at the Company's April 21, 2004 Annual Meeting by a means other than inclusion of such proposal in the Company's proxy materials for that meeting, then if the proposal is presented at such annual meeting, the holders of the Board of Directors' proxies at such meeting may use their discretionary voting authority with respect to such proposal, regardless of whether the proposal was discussed in the Company's Proxy Statement for such meeting.

                               GENERAL INFORMATION

         The Board of Directors of the Company has fixed the close of business on March 5, 2003, as the record date for determining the holders of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of such date, the Company had issued and outstanding and entitled to vote at the Annual Meeting an aggregate of 32,186,686 shares of Common Stock, each share of which is entitled to one (1) vote on all matters to be considered at the Annual Meeting.

         Pursuant to Section 10-2B-7.25 of the Code of Alabama 1975, as amended, and the Company's Bylaws, a majority of the shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the shareholders. Section 10-2B-7.28 of the Code of Alabama 1975, as amended, requires that each of the nominees to be elected to the Board of Directors receive the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock represented at the Annual Meeting as part of the quorum. The vote for election of directors does not include shares which abstain from voting on a matter or which are not voted on such matter by a nominee because such nominee is not permitted to exercise discretionary voting authority and the nominee has not received voting instructions from the beneficial owner of such shares. Generally, brokers who act as nominees will be permitted to exercise discretionary voting authority where they have received no instructions in uncontested elections for directors and on certain other matters which are not contested where the brokers have complied with New York Stock Exchange Rule 451 concerning the delivery of proxy materials to the beneficial owners of the Company's Common Stock held by such brokers.

         The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, or at any adjournment thereof, and any business for which notice was given in the accompanying Notice of Annual Meeting of Shareholders may be transacted at any such adjournment.

         In addition to the use of the mails, proxies may be solicited by personal interview of by telephone or telegraph. The cost of solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record and will reimburse such persons for any reasonable expense incurred in forwarding the material.

         Copies of the Company's Annual Report on Form 10-K for the year ended January 4, 2003, as filed with the Securities and Exchange Commission, may be obtained from Thomas D. Johnson, Jr., Director of Investor Relations of the Company, without charge, by persons who were shareholders beneficially or of record as of March 5, 2003.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        FLOYD G. HOFFMAN
                                        Senior Vice President, Corporate
                                        Development, General Counsel and
                                        Secretary

Alexander City, Alabama
March 21, 2003

                               RUSSELL CORPORATION

                             ALEXANDER CITY, ALABAMA

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 23, 2003 (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

         The undersigned shareholder of Russell Corporation (the "Company") hereby appoints C. V. Nalley III and John A. White, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the general offices of the Company in Alexander City, Alabama, on April 23, 2003 at 11:00 a.m., Central Daylight Time, or any adjournment thereof.

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS.

         Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS--For terms expiring with the Annual Meeting of Shareholders in 2006: John F. Ward and Margaret M. Porter.

              [ ]  FOR all nominees above        [ ] WITHHOLD AUTHORITY to vote
                   (except as marked to the          for all nominees above
                   contrary)

         INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below

-------------------------------------------------------------------------------

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                         (Continued from reverse side.)

2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to:
         Corporate Election Services, P.O. Box 125, Pittsburgh, PA 15230-0125.

         TO CHANGE YOUR VOTE: Any subsequent vote by any means will change your prior vote. You may also revoke your proxy by voting in person at the Annual Meeting.


                                    --------------------------------------------
                                    Signature(s) of Shareholder

                                    Dated: ____________________________, 2003

                                    PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS
                                    ON THIS PROXY. IF SHARES ARE HELD JOINTLY,
                                    EACH SHAREHOLDER SHOULD SIGN. EXECUTORS,
                                    ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE
                                    FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD
                                    SIGN. IF THE SHAREHOLDER IS A CORPORATION,
                                    PLEASE SIGN FULL CORPORATE NAME BY AN
                                    AUTHORIZED OFFICER.

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

                               RUSSELL CORPORATION
                             ALEXANDER CITY, ALABAMA

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 23, 2003 (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

         The undersigned shareholder of Russell Corporation (the "Company") hereby appoints C. V. Nalley III and John A. White, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the general offices of the Company in Alexander City, Alabama, on April 23, 2003 at 11:00 a.m., Central Daylight Time, or any adjournment thereof.

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS.

         Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS--For terms expiring with the Annual Meeting of Shareholders in 2006: John F. Ward and Margaret M. Porter.


              [ ]  FOR all nominees above        [ ] WITHHOLD AUTHORITY to vote
                   (except as marked to the          for all nominees above
                   contrary)

         INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below

-------------------------------------------------------------------------------

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                         (Continued from reverse side.)


2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: First Union National Bank, Employee Shareholders Services, 123 South Broad Street, PA 1361, Philadelphia, PA 19109.

         TO CHANGE YOUR VOTE: Any subsequent vote by any means will change your prior vote. You may also revoke your proxy by voting in person at the Annual Meeting.


                                    --------------------------------------------
                                    Signature(s) of Shareholder

                                    Dated: ____________________________, 2003

                                    PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS
                                    ON THIS PROXY. IF SHARES ARE HELD JOINTLY,
                                    EACH SHAREHOLDER SHOULD SIGN. EXECUTORS,
                                    ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE
                                    FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD
                                    SIGN. IF THE SHAREHOLDER IS A CORPORATION,
                                    PLEASE SIGN FULL CORPORATE NAME BY AN
                                    AUTHORIZED OFFICER.

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

                               RUSSELL CORPORATION

                             ALEXANDER CITY, ALABAMA

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 23, 2003 (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

         The undersigned shareholder of Russell Corporation (the "Company") hereby appoints C. V. Nalley III and John A. White, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the general offices of the Company in Alexander City, Alabama, on April 23, 2003 at 11:00 a.m., Central Daylight Time, or any adjournment thereof.

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS.

         Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS--For terms expiring with the Annual Meeting of Shareholders in 2006: John F. Ward and Margaret M. Porter.

              [ ]  FOR all nominees above        [ ] WITHHOLD AUTHORITY to vote
                   (except as marked to the          for all nominees above
                   contrary)

         INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below

-------------------------------------------------------------------------------

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                         (Continued from reverse side.)

2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust, P.O. Box 4625, Atlanta, GA 30302.

         TO CHANGE YOUR VOTE: Any subsequent vote by any means will change your prior vote. You may also revoke your proxy by voting in person at the Annual Meeting. Signature(s) of Shareholder Dated:


                                    --------------------------------------------
                                    Signature(s) of Shareholder

                                    Dated: ____________________________, 2003

                                    PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS
                                    ON THIS PROXY. IF SHARES ARE HELD JOINTLY,
                                    EACH SHAREHOLDER SHOULD SIGN. EXECUTORS,
                                    ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE
                                    FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD
                                    SIGN. IF THE SHAREHOLDER IS A CORPORATION,
                                    PLEASE SIGN FULL CORPORATE NAME BY AN
                                    AUTHORIZED OFFICER.

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.